                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)



                            ICG Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    449246107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Joyce J. Mason, Esq.
                          General Counsel and Secretary
                                 IDT Corporation
                                520 Broad Street
                            Newark, New Jersey 07102
                                 (973) 438-1000
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  June 6, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

The information required on this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).


                         (Continued on following pages)
                               (Page 1 of 6 pages)

                                  SCHEDULE 13D

----------------------------                      ------------------------------
CUSIP No.  449246107                                     Page 2 of 6 Pages
----------------------------                      -----------------------------


CUSIP No.                        SCHEDULE 13D

1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

                  IDT Corporation
                  22-3415036


2.   Check the Appropriate Box if a Member of a Group         (a) / /
                                                              (b) /X/

3.   SEC Use Only

4.   Source of Funds

                  AF

5.   Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                               / /

6.   Citizenship or Place of Organization

                  Delaware


                         7.   Sole Voting Power
                                   0

Number of Shares
                         8.   Shared Voting Power
 Beneficially                      38,098,944

 Owned by Each
                         9.   Sole Dispositive Power
Reporting Person                   0

     With
                         10.  Shared Dispositive Power
                                   38,098,994


11.  Aggregate Amount Beneficially Owned by Each Reporting Person

          38,098,944

12.  Check Box if the Aggregate Amount in Row 11
     Excludes Certain Shares                                      / /

13.  Percent of Class Represented by Amount in Row 11

          42.3%

14.  Type of Reporting Person

          CO

                                  SCHEDULE 13D

----------------------------                      ------------------------------
CUSIP No.  449246107                                    Page 3 of 6 Pages
----------------------------                      -----------------------------


CUSIP No.                        SCHEDULE 13D

1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

                  IDT Investments Inc.
                  88-0469107


2.   Check the Appropriate Box if a Member of a Group         (a) / /
                                                              (b) /X/

3.   SEC Use Only

4.   Source of Funds

                  AF

5.   Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                               / /

6.   Citizenship or Place of Organization

                  Nevada


                         7.   Sole Voting Power
                                   0

Number of Shares
                         8.   Shared Voting Power
 Beneficially                      38,098,944

 Owned by Each
                         9.   Sole Dispositive Power
Reporting Person                   0

     With
                         10.  Shared Dispositive Power
                                   38,098,994


11.  Aggregate Amount Beneficially Owned by Each Reporting Person

          38,098,944

12.  Check Box if the Aggregate Amount in Row 11
     Excludes Certain Shares                                      / /

13.  Percent of Class Represented by Amount in Row 11

          42.3%

14.  Type of Reporting Person

          CO

                                  SCHEDULE 13D

----------------------------                      ------------------------------
CUSIP No.  449246107                                     Page 4 of 6 Pages
----------------------------                      -----------------------------


CUSIP No.                        SCHEDULE 13D

1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

                  Howard S. Jonas


2.   Check the Appropriate Box if a Member of a Group         (a) / /
                                                              (b) /X/

3.   SEC Use Only

4.   Source of Funds

                  N/A

5.   Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                               / /

6.   Citizenship or Place of Organization

                  United States


                         7.   Sole Voting Power
                                   0

Number of Shares
                         8.   Shared Voting Power
 Beneficially                      38,098,944

 Owned by Each
                         9.   Sole Dispositive Power
Reporting Person                   0

     With
                         10.  Shared Dispositive Power
                                   38,098,994


11.  Aggregate Amount Beneficially Owned by Each Reporting Person

          38,098,944

12.  Check Box if the Aggregate Amount in Row 11
     Excludes Certain Shares                                      / /

13.  Percent of Class Represented by Amount in Row 11

          42.3%

14.  Type of Reporting Person

          IN

              Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the undersigned hereby file this Amendment No. 2 (this "Amendment") to the Schedule 13D originally filed by IDT Corporation, IDT Investments Inc. and Howard S. Jonas on April 30, 2001 with the Securities Exchange Commission (the "SEC"), as amended by Amendment No. 1 filed with the SEC on May 4, 2001, relating to the common stock, par value $0.01 per share (the "Issuer Common Stock"), of ICG Communications, Inc., a Delaware corporation (the "Issuer"). In this Amendment, the undersigned amend and restate the text of the seventh paragraph of Item 3.


 Item 3.      Source and Amount of Funds or other Consideration.

              The closing of the HMTF Exchange occurred on June 6, 2001.





                                Page 5 of 6 Pages

                                    SIGNATURE

              After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.


Dated:

June 7, 2001                               IDT CORPORATION


                                            By: /s/ Howard S. Jonas
                                                --------------------------------
                                                Name:  Howard S. Jonas
                                                Title: Chairman of the Board and
                                                       Chief Executive Officer


June 7, 2001                               IDT INVESTMENTS INC.


                                            By: /s/ Howard Millendorf
                                                --------------------------------
                                                Name:  Howard Millendorf
                                                Title: President


                                                /s/ Howard S. Jonas
                                                --------------------------------
                                                Howard S. Jonas




                                Page 6 of 6 Pages